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As filed with the Securities and Exchange Commission on January 25, 2013

Registration No. 333-180515

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 9
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STEMLINE THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	45-0522567 (I.R.S. Employer Identification Number)

750 Lexington Avenue
Sixth Floor
New York, New York 10022
(646) 502-2310
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Ivan Bergstein, M.D.
Chairman, President and Chief Executive Officer
Stemline Therapeutics, Inc.
750 Lexington Avenue
Sixth Floor
New York, New York 10022
(646) 502-2310
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
James T. Barrett, Esq. Matthew J. Gardella, Esq. Edwards Wildman Palmer LLP 111 Huntington Avenue Boston, Massachusetts 02199 (617) 239-0100	Ivan K. Blumenthal, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Chrysler Center 666 Third Avenue New York, New York 10017 (212) 935-3000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

This Amendment No. 9 to the Registration Statement on Form S-1 of Stemline Therapeutics, Inc. (File No. 333-180515) is being filed solely for the purpose of filing Exhibits 5.1 and 23.2. This Amendment No. 9 does not modify any provisions of the prospectus constituting Part I of the Registration Statement or Items 13, 14, 15 or 17 of Part II of the Registration Statement. Accordingly, such prospectus has not been included herein.

 PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses to be incurred in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimates except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc. filing fee.

Securities and Exchange Commission registration fee	$4,450
Financial Industry Regulatory Authority, Inc. filing fee	6,350
NASDAQ listing fee	50,000
Accountants' fees and expenses	700,000
Legal fees and expenses	1,600,000
Blue sky fees and expenses	10,000
Transfer agent's fees and expenses	2,500
Printing and engraving expenses	200,000
Miscellaneous	126,700

Total expenses	$2,700,000

ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is party or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Our certificate of incorporation also provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee or, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys' fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If we don't assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with our directors. In general, these agreements provide that we will indemnify the director to the fullest extent permitted by law for claims arising in his or her capacity as a director of our Company or in connection with his or her service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director makes a claim for indemnification and establish certain presumptions that are favorable to the director.

We maintain a general liability insurance policy which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

The underwriting agreement we will enter into in connection with the offering of common stock being registered hereby provides that the underwriters will indemnify, under certain conditions, our directors and officers (as well as certain other persons) against certain liabilities arising in connection with such offering.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

Set forth below is information regarding shares of common stock and convertible promissory notes issued, and options granted, by us within the past three years that were not registered under the Securities Act of 1933, as amended, or the Securities Act. Also included is the consideration, if any, received by us for such shares, notes and options and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(a)  Issuances of Common Stock and Convertible Notes

In March 2010, we entered into a note purchase agreement pursuant to which we redeemed from the Pequot Funds all of the shares of our Series A Preferred Stock held by them, which represented all of our issued and outstanding shares of Series A Preferred Stock, in exchange for (i) an aggregate cash payment of $750,000, (ii) 411,571 shares of our common stock and (iii) 2.45% senior unsecured convertible notes in the aggregate principal amount of $1,250,000. Pursuant to the note purchase agreement, the Pequot Funds immediately transferred such shares of common stock and the notes to a fund affiliated with Neuberger Berman Group LLC, which presently holds such shares and notes.

In April 2010, we issued and sold an aggregate of 205,777 shares of our common stock to certain existing investors at a purchase price per share of $2.92 for an aggregate purchase price of $600,000.

In January 2012, we sold an aggregate of $0.9 million of convertible promissory notes in a private placement to certain existing and other investors. The notes accrue interest at a rate of 1.27% per annum and have a maturity date of January 2, 2017, unless converted prior thereto. The principal amount of the notes and accrued and unpaid interest thereon will automatically convert into shares of our common stock upon the closing of this offering, at a conversion price equal to 87.5% of the initial public offering price.

In March 2012, we issued a total of 23,890 shares of restricted common stock to our directors and a service provider. These shares of restricted stock vest as to 25% of the award upon the closing of this offering, with the remaining 75% vesting in equal annual installments, as long as the respective party continues as a director or service provider, as applicable, through the third anniversary of the date of grant.

In April 2012, we issued a total of 10,617 shares of restricted common stock to certain of our directors. These shares of restricted stock vest as to 25% of the award upon the closing of this offering, with the remaining 75% vesting in equal annual installments, as long as the respective party continues as director, through the third anniversary of the date of grant.

No underwriters were involved in the foregoing sales of securities. The securities described in this section (a) of Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act, including in some cases, Regulation D promulgated thereunder, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of shares of our common stock and convertible notes described above represented to us in connection with their purchase that they were accredited investors and were acquiring the shares and convertible notes for their own account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

(b)  Stock Option Grants

Since January 1, 2009, we have issued to employees, directors and consultants options to purchase an aggregate of 1,318,423 shares of common stock as of September 30, 2012, of which, as of September 30, 2012, none had been exercised or forfeited, and options to purchase 1,819,839 shares of common stock remained outstanding at a weighted-average exercise price of $2.77 per share.

The stock options and the common stock issuable upon the exercise of such options as described in this section (b) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 701 promulgated under the Securities Act or the exemption set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder relative to transactions by an issuer not involving any public offering. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of common stock and the convertible notes described in this Item 15 included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The exhibits to the Registration Statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

ITEM 17.    UNDERTAKINGS.

(a)
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 9 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 25th day of January, 2013.

STEMLINE THERAPEUTICS, INC.
By:	/s/ IVAN BERGSTEIN, M.D. Ivan Bergstein, M.D. Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 9 to the Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature		Title	Date

/s/ IVAN BERGSTEIN, M.D. Ivan Bergstein, M.D.		Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	January 25, 2013
/s/ STEPHEN P. HALL Stephen P. Hall		Vice President of Finance and Chief Accounting Officer (Principal Financial and Accounting Officer)	January 25, 2013
* J. Kevin Buchi		Director	January 25, 2013
* Kenneth Zuerblis		Director	January 25, 2013
* Ron Bentsur		Director	January 25, 2013
* Eric L. Dobmeier		Director	January 25, 2013
*By:	/s/ IVAN BERGSTEIN, M.D. Ivan Bergstein, M.D. Attorney-in-Fact

 EXHIBIT INDEX

Exhibit No.	Description
1.1**	Form of Underwriting Agreement.
3.1**	Second Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on March 16, 2010.
3.2**	Amendment to Second Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on March 15, 2012.
3.3**	Bylaws of the Company.
3.4**	Restated Certificate of Incorporation of the Company to be effective upon the closing of this offering.
3.5**	Amended and Restated Bylaws of the Company to be effective upon the closing of this offering.
3.6**	Amendment to Second Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on July 16, 2012.
3.7**	Amendment to Second Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on November 8, 2012.
4.1**	Specimen certificate evidencing shares of common stock.
4.2**	Form of Representative's Warrant Agreement.
5.1	Opinion of Edwards Wildman Palmer LLP.
10.1†**
Research and License Agreement by and among the Company, Scott and White Memorial Hospital, Scott, Sherwood and Brindley Foundation and Arthur E. Frankel, M.D., dated June 15, 2006; as amended by that certain First Amendment to Research and License Agreement dated December 9, 2008, that certain Second Amendment to Research and License Agreement dated March 17, 2010 and that certain Third Amendment to Research and License Agreement dated July 12, 2011.
10.2†**	Exclusive License Agreement between the Company and the University of Pittsburgh, dated September 30, 2009.
10.3†**	Exclusive Patent and Non-Exclusive Know-How Licence Agreement between the Company and Cambridge University Technical Services Limited, dated September 16, 2004.
10.4†**	Non-Exclusive License Agreement between the Company and the University of Pittsburgh, dated March 30, 2012.
10.5†**	Non-Exclusive License Agreement between the Company and the University of Pittsburgh, dated March 21, 2012.
10.6**	Employment Agreement, dated November 6, 2011, between the Company and Eric K. Rowinsky, M.D.
10.7**	Offer letter between the Company and John T. Cavan dated March 27, 2012.
10.8**	Employment Agreement, dated June 15, 2012, between the Company and Ivan Bergstein, M.D.
10.9**	Form of Indemnification Agreement between the Company and each director.
10.10**	Amended and Restated 2004 Employee, Director and Consultant Stock Plan.

Exhibit No.	Description
10.11**	Form of Incentive Stock Option Agreement under Amended and Restated 2004 Employee, Director and Consultant Stock Plan.
10.12**	Form of Non-qualified Stock Option Agreement under Amended and Restated 2004 Employee, Director and Consultant Stock Plan.
10.13**	2012 Equity Incentive Plan.
10.14**	Form of Incentive Stock Option Agreement under 2012 Equity Incentive Plan.
10.15**	Form of Non-qualified Stock Option Agreement under 2012 Equity Incentive Plan.
10.16**	2011 Employee Cash Bonus Plan.
10.17**	Senior Unsecured Convertible Note issued by the Company in favor of NB Athyrium LLC, dated March 16, 2010.
10.18**	Exclusive License Agreement between the Company and Ivan Bergstein, M.D., dated December 1, 2003.
10.19**	Amended and Restated 2011 Employee Cash Bonus Plan.
10.20**	Assignment Agreement between the Company and Ivan Bergstein, M.D., dated June 15, 2012.
10.21**	Offer Letter between the Company and Eric L. Dobmeier, dated April 26, 2012.
10.22**	Offer Letter between the Company and J. Kevin Buchi, dated March 9, 2012.
10.23**	Offer Letter between the Company and Kenneth Zuerblis, dated March 12, 2012.
10.24**	Amendment, dated July 26, 2012, to Senior Unsecured Convertible Note issued by the Company in favor of NB Athyrium LLC.
10.25**	Letter Agreement between the Company and John T. Cavan, dated July 26, 2012.
10.26**	Amendment No. 1 to Assignment Agreement between the Company and Ivan Bergstein, M.D., dated as of November 7, 2012.
10.27**	Amendment No. 2, dated November 14, 2012, to Senior Unsecured Convertible Note issued by the Company in favor of NB Athyrium LLC.
10.28**	Offer Letter between the Company and Stephen P. Hall, dated October 1, 2012.
23.1**	Consent of Ernst & Young LLP, Independent Registered Accounting Firm.
23.2	Consent of Edwards Wildman Palmer LLP (included in Exhibit 5.1).
24.1**	Power of Attorney.

**
Previously filed.

†
Confidential treatment requested as to portions of the exhibit. Confidential materials omitted and filed separately with the Securities and Exchange Commission.

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EXPLANATORY NOTE
PART II – INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
  ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.
  ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
  ITEM 17. UNDERTAKINGS.
SIGNATURES
EXHIBIT INDEX